Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on August, 2004 by and between YP Corp., a Nevada corporation (the "Company") and W. Chris Broquist ("Executive").

In consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of Chief Financial Officer. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Company's Chief Executive Officer (the "CEO"). Executive agrees to devote his business time, attention and energies to the extent reasonably necessary to perform the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. It is expressly understood and agreed that Executive shall have the right to engage in any activities that are generally engaged in by executives of his position and status, provided that Executive agrees to refrain from any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

2.    Term. This Agreement is for the three-year period (the "Term") commencing on the date hereof and terminating on the third anniversary of such date, or upon the date of termination of employment pursuant to Section 8 of this Agreement; provided, however, that commencing on the third anniversary of the date hereof and each anniversary thereafter the Term will automatically be extended for one additional year unless, not later than 30 days prior to any such anniversary, either party hereto will have notified the other party hereto that such extension will not take effect, in which event the Term shall end on the last day of the then current period.

3.    Place of Performance. Except for required travel on the Company's business, Executive will perform the majority of his duties and conduct the majority of his business on behalf of the Company at the Company's offices in Mesa, Arizona.

4.    Compensation.

(a)    Salary. Executive's salary during the first year of this Agreement will be at the annual rate of $144,000 (the "Annual Salary"), payable in accordance with the Company's regular payroll practices. All applicable withholdings, including taxes, will be deducted from such payments. The Annual Salary will be increased to $160,000 during the second year of this Agreement and to $176,000 during the third year of this Agreement. Thereafter, the Annual Salary will be as determined by the Compensation Committee of the Board, but shall in no event be less than 110% of the previous year's Annual Salary.

(b)    Performance Bonuses. Promptly following the commencement of each fiscal year, Executive will receive a bonus of 100,000 shares of the Company's common stock, $.001 par value per share, issued out of the Company's 2003 Stock Plan and pursuant to the Company's standard form of Restricted Stock Agreement ("Restricted Stock") in the event that

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the Company's basic earnings per share (as reported in the Company's filings with the Securities and Exchange Commission) for that respective fiscal year ended September 30, exceed the prior fiscal year's basic earnings per share by a minimum of 40%. To the extent such test is met, the bonus will be paid to Executive no later than 30 days after the Company receives from its independent public accountants the audited financial statements for the relevant fiscal year indicating that the Company's basic earnings per share for such fiscal year exceed the basic earnings per share for the prior year by a minimum of 40%. All bonuses payable under this Section 4(c) will be subject to all applicable withholdings, including taxes.

(c)    Restricted Stock. Promptly following the date of execution of this Agreement, the Company will grant to Executive 100,000 shares of Restricted Stock issued out of the Company's 2003 Stock Plan and pursuant to the Company's standard form of Restricted Stock Agreement, which shall be provided to Executive prior to the execution of this Agreement. The Restricted Stock will vest in accordance with the terms of the Restricted Stock Agreement, provided that Executive's employment is not terminated pursuant to Section 8(a)(iii) below. In the event that Executive's employment is terminated pursuant to Section 8(a)(vi) below, such Restricted Stock shall vest immediately upon notice of termination. The Restricted Stock will be subject in all respects to the terms and conditions of the Company's 2003 Stock Plan and the Restricted Stock Agreement under which it was issued.

(d)    Housing Allowance. For the first 12 months of the Term of this Agreement, Executive will receive $1,000 per month to defray the cost of maintaining a home in Arizona. Thereafter, the Board will review the allowance and provide it to Executive as necessary and appropriate as reasonably determined by the Board. Should Executive choose to relocate to Arizona, Company shall pay the actual relocation costs not to exceed ten thousand dollars.

(e)    Automobile. Executive will be provided with an automobile for Executive's use.

(f)    Office. Executive shall be provided with an executive office suitable for his position and status. Company, at its sole cost and expense, shall provide Executive with assistants at both his Arizona and California offices.

5.    Business Expenses. During the Term, the Company will reimburse Executive for all business expenses incurred by him in connection with his employment, including first class travel and top line accommodations, upon submission by the Executive of receipts and other documentation in conformance with the Company's normal procedures for executives of Executive's position and status.

6.    Vacation, Holidays and Sick Leave. During the Term, Executive will be entitled to paid vacation (15 business days per calendar year), paid holidays and paid sick leave in accordance with the Company's standard policies for its officers, as may be amended from time to time.

7.    Benefits. During the Term, Executive will be eligible to participate fully in all health, disability and dental benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the "Employee Benefits")

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available to senior officers of the Company generally, as the same may be amended from time to time by the Board.

8.    Termination of Employment.

(a)   Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)     the date of Executive's death;

(ii)    the date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)   the date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause;

(iv)   expiration of the Term without renewal or extension;

(v)    the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above; or

(vi)   the date on which Executive gives the Company notice of termination for Good Reason (as defined below).

(b)   For purposes of this Agreement, "Disability" will mean an illness injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 180 consecutive days during the Term. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)   For purposes of this Agreement, "Cause" will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)     Executive's willful failure to substantially perform his duties hereunder;

(ii)    Executive's conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge;

(iii)   the willful engaging by Executive in conduct that is materially injurious to the Company's business or reputation; or

(iv)   Executive's breach of any material term of this Agreement or the Company's written policies and procedures, as in effect from time to time; provided, however, that

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with respect to (i), (iii) or (iv) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 5 days of receipt by Executive of notice specifying in reasonable detail the nature of the alleged breach.

(d)   For purposes of this Agreement, "Good Reason" will mean the occurrence of any of the following events, as reasonably determined by Executive:

(i)     the failure of the Company to pay Executive his total Annual Salary and/or bonuses earned (not including discretionary bonuses);

(ii)    the Company's breach of any material term of this Agreement; provided that in all cases Executive will have provided the Company with notice and not less than a 15 calendar day opportunity to cure the conduct that Executive claims constitutes Good Reason; and/or

(iii)   a Change of Control shall have occurred. For purposes of this Agreement, "Change of Control" shall have the meaning ascribed to it in the Company's 2003 Stock Plan.

9.    Compensation in Event of Termination. Upon termination of the Term, this Agreement will terminate and the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a)   In the event Executive's employment is terminated pursuant to Sections 8(a)(i), (ii), (iii) or (iv) on or before the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, will be entitled to payment of any earned but unpaid Annual Salary for the year in which the Executive's employment is terminated through the date of termination, as well as any accrued but unused vacation, reimbursement of expenses and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefits plan.

(b)    In the event Executive's employment is terminated pursuant to Section 8(a)(v) or (vi) on or before the expiration of the Term, Executive will be entitled to receive on the date of termination, as his sole and exclusive remedy, a lump sum amount equal to 6 months of payments that Executive would receive under the Agreement if his employment with the Company had not been terminated, including, but not limited to, the Annual Salary in effect at the time of termination and bonuses (payable at time they would be otherwise be payable), vacation, benefits and reimbursement of expenses.

10.   Confidentiality. Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information

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and plans as well as all papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive's employment with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged. Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

11.   Nonsolicitation and Noninterference.

(a)   Customers and Suppliers. While employed by the Company and for a one- year period thereafter, Executive will not, directly or indirectly, solicit or influence or attempt to solicit or influence any current or prospective customer, client, vendor or supplier of the Company or any of its affiliates or subsidiaries to divert their business to any Competitor (as defined below) of the Company (whether or not exclusive) or otherwise terminate his or its relationship with the Company.

(b)   Employees.

(i)     Executive recognizes that, as a result of Executive's association with the Company, he will possess confidential information about other employees or consultants of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and their interpersonal relationships with customers. Executive acknowledges and agrees that the information he possesses or will possess about these other employees or consultants is not generally known, is of substantial value to the Company and its affiliates and subsidiaries in developing its business and in securing and retaining customers, and is, will be or may be known to Executive because of his employment with the Company.

(ii)    Accordingly, Executive agrees that, while employed by the Company and for a one-year period thereafter, Executive will not, directly or indirectly, induce, solicit or recruit any employee or consultant of the Company or its subsidiaries or affiliates for the purpose of (A) being employed by Executive or by any Competitor of the Company or (B) causing such individual to terminate his or her employment relationship with the Company for any purpose or no purpose.

(iii)   For purposes of this Agreement, a "Competitor" will mean any other entity or person that provides or proposes to provide services or products similar in kind or purpose to those provided or proposed to be provided by the Company during the Term.

(iv)   The provisions of Sections 1 l(a) and (b) above shall not apply in the event that Executive terminates this Agreement for Good Reason.

12.   Rights and Remedies upon Breach. In the event that Executive breaches, or threatens to breach, any of the material agreements or material covenants set forth herein, the Company will have the right and remedy to seek to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the confidentiality, nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and that money damages would not provide an adequate remedy at law to the Company.

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13.   Dispute Resolution. Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive's employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "Rules"), provided that, the arbitrator will allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration will take place in Phoenix, Arizona. The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto. The remedies available in arbitration will be identical to those allowed at law. The arbitrator will be entitled to award reasonable attorneys' fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. The Company and Executive each will pay its or his own attorneys' fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator's fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

14.   Binding Agreement.

               (a)   This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive's personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)   In addition to any obligations impose by law upon any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would by required to perform if no such succession had taken place.

15.   Disclosure Obligations. During the Term, Executive agrees to make prompt and full disclosure to the Company of any change of facts or circumstances that may affect Executive's obligations undertaken and acknowledged herein, and Executive agrees that the Company has the right to notify any third party of the existence and content of Executive's obligations hereunder.

16.   Return of Company Property. Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

17.   Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any

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representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

18.   Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

19.   Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

W. Chris Broquist
10242 Farralone Avenue
Chatsworth, California 91311
Phone: (818) 709-7947
Fax: (818) 718-2118

YP Corp.
Suite 105
4840 East Jasmine Street
Mesa, Arizona 85205-3321
Phone: (480) 860-0011
Fax: (480) 325-1257

To the Company at:

YP Corp.
Suite 105
4840 East Jasmine Street
Mesa, Arizona 85205-3321
Phone: (480) 860-0011
Fax: (480) 325-1257
Attention: Board of Directors

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered. Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed. Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section. A copy of all notices sent to Executive shall be simultaneously sent to Phillips Nizer LLP, 666 Fifth Avenue, New York, NY 10103-0084; attention: David H. Chidekel, Esq.

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20.   Severability. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

21.   Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

22.   Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

23.   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles.

24.   Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25.   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parlies hereto have executed this Agreement as of the date first written above.

YP CORP., a Nevada corporation	EXECUTIVE

/s/ Peter J. Bergmann	/s/ W. Chris Broquist
Peter J. Bergmann	W. Chris Broquist
Chief Executive Officer

[W. CHRIS BROQUIST EMPLOYMENT AGREEMENT]

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